Exhibit 8.1

List of Significant Subsidiaries and Consolidated Variable Interest Entity of

BEST Inc. (as of December 31, 2023)

Subsidiaries	Jurisdiction of Incorporation

Eight Hundred Logistics Technologies Corporation	British Virgin Islands
BEST Logistics Technologies Limited	Hong Kong
Zhejiang BEST Technology Co., Ltd.* 浙江百世技术有限公司	PRC
BEST Logistics Technologies (China) Co., Ltd.* 百世物流科技（中国）有限公司	PRC
BEST Logistics Technologies (Ningbo Free Trade Zone) Co., Ltd.* 百世物流科技（宁波保税区）有限公司	PRC
BEST Capital Inc.	Cayman Islands
BEST Capital Holding Limited	British Virgin Islands
BEST Capital Management Limited	Hong Kong
Xinyuan Financial Leasing (Zhejiang) Co., Ltd.* 信远融资租赁（浙江）有限公司 BEST Store Network Limited BEST Store Network Holding Limited. BEST Store Network Management Limited. BEST Store Network (Hangzhou) Co., Ltd.	PRC Cayman Islands British Virgin Islands Hong Kong PRC

Consolidated Variable Interest Entity	Jurisdiction of Incorporation

Hangzhou BEST Information Technology Services Co., Ltd.* 杭州百世信息技术服务有限公司 Hangzhou Baijia Business Management Consulting Co., Ltd. * 杭州百加商业管理咨询有限公司	PRC PRC

*The English name of this subsidiary or consolidated Variable Interest Entity, as applicable, has been translated from its Chinese name.